UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BAUSCH HEALTH COMPANIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement dated April 22, 2025 to the Proxy Statement dated April 2, 2025

Bausch Health Companies Inc. (the “Company”) is filing the additional material contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the upcoming 2025 Annual Meeting of Shareholders to be held on May 13, 2025 (the “Annual Meeting”).

The subsection “Ownership of The Company’s Securities – Security Ownership of Certain Beneficial Owners” of the Proxy Statement is supplemented as follows:

•	Note (3) to the tabular disclosure in such subsection is replaced in its entirety with the following:

“Based on information contained in a Schedule 13D/A filed by Mr. Carl C. Icahn with the SEC on February 7, 2024 (“the Schedule 13D/A”), Mr. Icahn and the following entities associated with Mr. Icahn may be deemed to beneficially own, in the aggregate, 34,721,118 Common Shares: Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), and Beckton Corp. (“Beckton”). According to the Schedule 13D/A, Icahn Master has sole voting and dispositive power with respect to 14,423,595 Common Shares, and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting and dispositive power with respect to such Common Shares; and Icahn Partners has sole voting and dispositive power with respect to 20,297,523 Common Shares, and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting and dispositive power with respect to such Common Shares.

According to the Schedule 13D/A, each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the Common Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Common Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the Common Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Common Shares for all other purposes.

The foregoing persons (the “Reporting Persons”) disclosed to the Company that (i) the Reporting Persons have long economic exposure to an additional 90,720,000 Common Shares pursuant to cash-settled equity swap agreements, (ii) such cash-settled equity swap agreements do not provide the Reporting Persons with voting or dispositive power with respect to the Common Shares to which such cash-settled equity swap agreements relate, (iii) the maturity date of all transactions effected by the Reporting Persons pursuant to such cash-settled equity swap agreements is February 28, 2028, (iv) the cash-settled equity swap agreements provide for early termination via cash settlement, in whole or in part, at any time, and (v) the cash-settled equity swap agreements do not allow for physical settlement. The address for each of Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, and Beckton is 16690 Collins Avenue, Sunny Isles Beach, FL 33160.”

•	Note (5) to the tabular disclosure in such subsection is replaced in its entirety with the following:

“According to information provided to the Company by Paulson & Co., Inc., an entity affiliated with Mr. Paulson, on March 14, 2025, it has sole voting and dispositive power with respect to 26,439,035 Common Shares. According to information provided to the Company by Paulson & Co., Inc. on March 14, 2025, Mr. Paulson may be deemed an indirect beneficial owner of these Common Shares, which are directly owned by investment funds which he manages. Mr. Paulson disclaims beneficial ownership of these Common Shares, except to the extent he has a pecuniary interest therein. In addition, according to information provided to the Company by Paulson & Co., Inc., funds managed by Paulson & Co., Inc. own $29 million in principal amount of our 5.0% senior unsecured notes due February 2029 and $21 million in principal amount of our 7.25% senior unsecured notes due May 2029. The notes were acquired in the open market when Mr. Paulson was not on the Company’s Board and the interest received on the notes is not deemed to be a material interest requiring disclosure under Item 4 of Regulation S-K. These series of notes are described in our Annual Report on Form 10-K for the year ended December 31, 2024.”

You should note the following:

•	Proxy cards or voting instructions received and providing direction on the agenda items to be considered at the Annual Meeting will remain valid and in effect, and will be voted as directed.

•

If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes.

Information about the Company’s 2025 annual meeting of shareholders, scheduled for May 13, 2025, and the director nominees for election are set forth in the Proxy Statement, which is supplemented to reflect the information set forth above. The Proxy Statement, together with this Supplement, have been filed with the Securities and Exchange Commission and are also available for viewing at the website maintained for the annual meeting at www.proxyvote.com (as well as on the Company’s website at www.bauchhealth.com).

Your vote is important. Please vote as described in the Notice of Internet Availability of Proxy Materials previously mailed to you on or about April 2, 2025, the Proxy Statement, dated April 2, 2025, and the proxy card accompanying the Proxy Statement.

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